SPARK ENERGY, INC. ANNOUNCES FIRST QUARTER DIVIDEND
HOUSTON, April 21, 2016 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (“Spark”), announced today that its Board of Directors has declared a quarterly cash dividend for the first quarter of 2016 in the amount of $0.3625 per share of common stock. This amount represents an annualized dividend of $1.45 per share. The first quarter dividend will be paid on June 14, 2016 to holders of record on May 31, 2016.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 66 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151